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DELTA AIR LINES, INC.                                    EXHIBIT 12

STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(In Millions except ratios)

---------------------------------------   --------------------------
                                          Three Months   Three Months
                                              Ended          Ended
                                          September 30,  September 30,
                                              1996           1995
                                          -------------  -------------

Earnings :
          Income                           $    238        $    201

Add (deduct):
          Income tax provision                  160             136
          Fixed charges                         133             160
          Interest capitalized                   (8)             (7)
          Interest offset on
            Guaranteed Serial
            ESOP Notes                            -              (1)
                                          ----------     -----------

Earnings as adjusted                       $    523        $    489
                                          ==========     ===========


Fixed charges:

          Interest expense                 $     54        $     75
          1/3 of rentals                         79              84
          Additional interest on
            Guaranteed Serial
            ESOP Notes                            -               1
                                          ----------     -----------

Total fixed charges                        $    133        $    160
                                          ==========     ===========





Ratio of earnings to fixed charges             3.93            3.06
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